Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 12, 2011 with respect to the balance sheet of Enduro Royalty Trust, our report dated May 12, 2011 with respect to the carve out financial statements of Enduro Resource Partners LLC Predecessor, our report dated May 13, 2011 with respect to the consolidated financial statements of Enduro Resource Partners LLC, and our report dated May 11, 2011 with respect to the statements of revenues and direct operating expenses of the Predecessor Underlying Properties, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-174225) and related Prospectus of Enduro Royalty Trust dated August 1, 2011.
                                  /s/ ERNST & YOUNG LLP
Fort Worth, Texas
August 1, 2011